Kentucky First Federal Bancorp

Hazard, Kentucky; Frankfort, Kentucky; Danville, Kentucky and Lancaster, Kentucky

For Immediate Release January 1, 2013

For information contact:

Kentucky First Federal Bancorp

Don Jennings, President/CEO/COO

(502) 223-1638

Kentucky First Federal BancorpAnnounces Completion of Acquisition of CKF Bancorp, Inc. and Results of Stock/Cash Elections

Kentucky First Federal Bancorp (Nasdaq: KFFB) (“Kentucky First”), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, announced today the completion of its acquisition of CKF Bancorp, Inc. (“CKF Bancorp”),the holding company for Central Kentucky Federal Savings Bank. As a result of the merger, CKF Bancorp was merged with and into Kentucky First, with Kentucky First as the surviving entity, and Central Kentucky Federal Savings Bank was merged with and into First Federal Savings Bank of Frankfort, with First Federal Savings Bank of Frankfort as the surviving entity.

Tony D. Whitaker, Chairman of the Board of Kentucky First, stated “We are extremely pleased to be able to complete the merger. We continue to see new possibilities that will result from the combination of our fine companies and great banks. Also, we are certainly appreciative for the patience of our shareholders and especially the CKF shareholders through this long process.”

The results of the elections made by CKF Bancorp shareholders as to the form of consideration to be received due to the merger are as follows:

Stock Elections: CKF Bancorp shareholders who validly elected to receive all Kentucky First common stock will receive 1.1743 shares of Kentucky first common stock for each share of CKF Bancorp common stock with respect to which that election was made;

Non-Elections: CKF Bancorp shareholders who validly elected either the “No Election” choice or who did not make a valid election will receive 1.1743 shares of Kentucky First common stock for each share of CKF Bancorp common stock held immediately prior to the merger; and

Cash Elections: Cash elections were oversubscribed and therefore subject to the pro-ration calculations specified in the merger agreement, so that in the aggregate 690,943 of the shares of CKF Bancorp common stock outstanding immediately prior to the merger were converted into shares of Kentucky First common stock and the remaining shares of CKF Bancorp common stock outstanding immediately prior to the merger were converted into the right to receive $9.50 in cash, without interest. Due to the pro-ration required by the oversubscription of cash elections, CKF Bancorp shareholders who validly elected to receive cash will receive $9.50 in cash, without interest, for 61.44% of their shares and 1.1743 shares of Kentucky First common stock for 38.56% of their shares.

Under the terms of the merger agreement, cash will be issued in lieu of fractional shares.

Kentucky First was advised by Capital Resources Group, Inc. and the law firm of Kilpatrick Townsend and Stockton LLP. CKF Bancorp was advised by RP Financial, LC. and the law firm of Luse Gorman Pomerenk & Schick, P.C.

Pursuant to the merger agreement, W. Banks Hudson and William H. Johnson, who both currently serve on the board of directors of CKF Bancorp, will be appointed to the board of directors of Kentucky First. Mr. Johnson, former President and CEO of CKF Bancorp and Central Kentucky Federal Savings Bank, will serve in the position of Vice President of Kentucky First and Senior Vice President and President of the Danville-Lancaster Operations of First Federal of Frankfort. Russell M. Brooks, former Executive Vice President and Chief Financial Officer of CKF Bancorp and Central Kentucky Federal Savings Bank, will serve as Vice President of Kentucky First and CFO of First Federal of Frankfort.

On August 17, 2012, Kentucky First announced that Tony D. Whitaker would retire from daily activity at the end of 2012. Mr. Whitaker will remain Chairman of the board of directors of Kentucky First, while Don D. Jennings, currently serving as President and Chief Operating Officer, will assume the role of Chief Executive Officer, as well. Mr. Whitaker also retired as President and Chief Executive Officer of First Federal Savings and Loan Association of Hazard. Mrs. Lou Ella Farler, former Vice President of the association, assumes the responsibilities of President and CEO of the Hazard bank.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Frankfort, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq Global Market under the symbol KFFB.

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Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  Forward-looking statements, which are based on certain assumptions and describe future results, events, plans, strategies, and expectations of the Parties are generally identified by use of the words “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. The Parties’ ability to predict results or the actual effects of their performance, plans, strategies and expectations, including those with respect to the proposed merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

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